Exhibit 10.2

TAX RECEIVABLES AGREEMENT

This TAX RECEIVABLES AGREEMENT (this “Agreement”), dated as of July 14, 2025, is hereby entered into by and between Liberty Broadband Corporation, a Delaware corporation (“LBRD”), and GCI Liberty, Inc., a Nevada corporation (“SpinCo”).

WHEREAS, LBRD has entered into the Agreement and Plan of Merger, dated as of November 12, 2024 (as it may be amended from time to time, the “Merger Agreement”), between LBRD, Charter Communications, Inc., a Delaware corporation (“Charter”), Fusion Merger Sub 1, LLC, a single member Delaware limited liability company and a direct, wholly-owned Subsidiary of Charter (“Merger LLC”), and Fusion Merger Sub 2, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Merger LLC (“Merger Sub”), pursuant to which (a) Merger Sub will merge with and into LBRD (the “Merger”), and (b) LBRD (as the surviving corporation in the Merger) will immediately thereafter merge with and into Merger LLC (the “Upstream Merger,” and together with the Merger, the “Combination”);

WHEREAS, LBRD and SpinCo have entered into the Separation and Distribution Agreement, dated as of June 19, 2025 (the “Separation and Distribution Agreement”), pursuant to which, prior to the Combination, (a) LBRD will contribute the SpinCo Assets and SpinCo Contributed Businesses (each as defined below), including all of the outstanding equity interests of GCI, LLC, a Delaware limited liability company treated as a corporation for U.S. federal income tax purposes (“GCI”), to SpinCo in exchange for (i) 10,000 shares of SpinCo Non-Voting Preferred Stock (as defined below), (ii) the constructive issuance of common stock of SpinCo, and (iii) the assumption by SpinCo of the SpinCo Liabilities (as defined below) (the “Contribution”), (b) following the Contribution, the Amended SpinCo Charter authorizing shares of SpinCo GCI Group Common Stock and SpinCo Ventures Group Common Stock shall become effective, and SpinCo’s outstanding common stock will be reclassified into a sufficient number of shares of SpinCo Series A GCI Group Common Stock, SpinCo Series B GCI Group Common Stock, and SpinCo Series C GCI Group Common Stock (together, the “Recapitalized SpinCo Common Stock,” and such transaction, the “Recapitalization”) necessary to effect the Distribution (as defined below), and (c) LBRD will distribute all of the Recapitalized SpinCo Common Stock to the shareholders of LBRD, as described in the Separation and Distribution Agreement (the “Distribution,” and together with the Contribution, the Recapitalization, and the Preferred Stock Sale (as defined below), the “Transactions”);

WHEREAS, LBRD has entered into the Series A Preferred Stock Purchase Agreement, dated as of May 5, 2025, by and among Janus Henderson Income ETF, Janus Henderson Multi-Sector Income Fund (together, “Preferred Buyers”) and SpinCo, pursuant to which LBRD will sell to Preferred Buyers the SpinCo Non-Voting Preferred Stock immediately following the Contribution (the “Preferred Stock Sale”);

WHEREAS, LBRD and SpinCo are, on the date hereof, entering into the Tax Sharing Agreement (the “TSA”), which will govern the respective rights and obligation of LBRD and SpinCo with respect to certain Tax matters following the Transactions;

WHEREAS, the parties hereto intend that, for U.S. federal income tax purposes, (i) the Contribution shall qualify (taking into account the Preferred Stock Sale and the Distribution) as a “qualified stock purchase” as defined in Section 338(d)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to which the Section 338(h)(10) Elections (as defined below) can validly be made (including by any applicable successor of LBRD) with respect to the Section 338(h)(10) Entities (as defined below), (ii) any Tax benefits resulting from the Section 338(h)(10) Elections and the Section 336(e) Elections (as defined below) shall not be subject to any limitation pursuant to Section 197(f)(9) of the Code and/or Treasury Regulations Section 1.197-2(h), and (iii) the receipt of SpinCo stock by LBRD shareholders in the Distribution, if any, shall be treated as the receipt of “other property” described in Section 356 of the Code to which Section 356(a)(2) of the Code does not apply pursuant to the Combination;

WHEREAS, pursuant to the TSA, LBRD and SpinCo intend to file joint elections under Section 338(h)(10) of the Code with respect to the Contribution, which elections are expected to result in a Basis Adjustment (as defined below) to the tangible and intangible assets owned by the Section 338(h)(10) Entities as of the date of the Contribution;

WHEREAS, pursuant to the TSA, LBRD and SpinCo intend for LBRD to file protective elections under Section 336(e) of the Code with respect to the Distribution, which elections may result in a Basis Adjustment to the tangible and intangible assets owned by SpinCo and the Section 338(h)(10) Entities as of the date of the Distribution;

WHEREAS, SpinCo is expected to file a consolidated U.S. federal income tax return as the common parent of a consolidated group that will initially consist of SpinCo and the Section 338(h)(10) Entities following the Transactions (the “SpinCo Group”);

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the SpinCo Group may be affected by the Basis Adjustment; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment on the actual liability for Taxes of the SpinCo Group.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01         Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Any reference in this Agreement to SpinCo, GCI, or LBRD shall be deemed to include such party’s successors in interest.

“Accounting Firm” means, as of any time, the accounting firm that prepares the computation of Excess Realized Tax Benefits for the SpinCo Group.

“Aggregate Actual Basis Adjustment Amount” means the total net positive Basis Adjustment (as adjusted for any Determination and, for the avoidance of doubt, including any additional tax basis arising from amounts paid pursuant to this Agreement) in the assets of the SpinCo Group as a result of (i) the Contribution and the making of the Section 338(h)(10) Elections with respect to the Section 338(h)(10) Entities and, without duplication, (ii) the Distribution and the making of the Section 336(e) Elections with respect to SpinCo and the Section 338(h)(10) Entities.

“Aggregate Excess Basis Adjustment Amount” means the excess, if any, of (i) the Aggregate Actual Basis Adjustment Amount over (ii) the Aggregate Hypothetical Basis Adjustment Amount.

“Aggregate Hypothetical Basis Adjustment Amount” means the total net positive Basis Adjustment in the assets of the SpinCo Group as a result of (i) the Contribution and the making of the Section 338(h)(10) Elections with respect to the Section 338(h)(10) Entities and, without duplication, (ii) the Distribution and the making of the Section 336(e) Elections with respect to SpinCo and the Section 338(h)(10) Entities, in each case, calculated assuming that the value of such assets of the SpinCo Group would have resulted in total cash taxes payable with respect to the Transactions by LBRD, SpinCo or any of their respective Subsidiaries and for which LBRD, any of its Subsidiaries, or any of their successors are liable, including pursuant to the TSA, equal, in the aggregate, to $420,000,000. For purposes of this Agreement, “cash taxes payable” shall include any Taxes paid with respect to gain arising from the Transactions on any Tax Return or as a result of a “determination” within the meaning of Section 1313 of the Code (or any analogous provision of state or local law).

“Agreed Rate” means, subject to Section 6.03, a per annum rate equal to SOFR plus 200 basis points.

“Agreement” has the meaning set forth in the preamble hereof.

“Allocable Percentage” means the ratio, expressed as a percentage, obtained by dividing the (A) Aggregate Excess Basis Adjustment Amount by (B) the Aggregate Actual Basis Adjustment Amount.

“Amended SpinCo Charter” means the Amended and Restated Articles of Incorporation of SpinCo to be filed with the Secretary of State of the State of Nevada, immediately prior to the Distribution to effect, among other things, the Recapitalization.

“Basis Adjustment” means the adjustment, for U.S. federal income and comparable state and local income tax law purposes, to the tax basis of the assets of the Section 338(h)(10) Entities as a result of the Section 338(h)(10) Elections under Section 338(h)(10) of the Code and comparable sections of state and local tax law and/or (without duplication) the adjustment to the tax basis of the assets of SpinCo and the Section 338(h)(10) Entities as a result of the Section 336(e) Elections, if they become effective as a result of the Distribution, under Section 336(e) of the Code and comparable sections of state and local tax law.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the State of New York.

“Change Notice” has the meaning set forth in Section 4.01 of this Agreement.

“Charter” has the meaning set forth in the recitals hereof.

“Charter Joinder” means a joinder to this Agreement to be entered into by Charter immediately prior to, and effective immediately after, the closing of the Combination, as described in Section 5.24(e) of the Merger Agreement.

“Charter TSA Joinder” means a joinder to the TSA to be entered into by Charter immediately prior to, and effective immediately after, the closing of the Combination, as described in Section 5.24(e) of the Merger Agreement.

“Closing Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Code” has the meaning set forth in the recitals hereof.

“Combination” has the meaning set forth in the recitals hereof.

“Contribution” has the meaning set forth in the recitals hereof.

“Covered Taxable Year” means any Taxable Year of the SpinCo Group ending after the Closing Date and on or before the end of the first Taxable Year in which all Total Realized Tax Benefits have either been realized, utilized or have expired.

“Covered Taxes” means Federal Income Taxes, and U.S. state and local income Taxes measured with respect to net income or net profit.

“Determination” means the final resolution of liability for any Tax for any Tax period, by or as a result of: (i) a closing agreement or similar final settlement with the IRS or the relevant state or local governmental authorities, (ii) an agreement contained in IRS Form 870-AD or other similar form, (iii) an agreement that constitutes a determination under Section 1313(a)(4) of the Code, (iv) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, (v) a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state or local tribunal has expired, (vi) a decision, judgment, decree or other order of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired, or (vii) the payment of any Tax with respect to any item disallowed or adjusted by a Tax Authority provided that LBRD and SpinCo mutually agree that no action shall be taken to recoup such payment.

“Dispute” has the meaning set forth in Section 7.03(a) of this Agreement.

“Distribution” has the meaning set forth in the recitals hereof.

“Early Termination Notice” has the meaning set forth in Section 5.02 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 5.01(a) of this Agreement.

“Excess Realized Tax Benefit” for any Covered Taxable Year means the product of (i) the Total Realized Tax Benefit for such Covered Taxable Year, multiplied by (ii) the Allocable Percentage.

“Federal Income Tax” means any Tax imposed under Subtitle A of the Code or any other provision of U.S. federal income tax law (including, without limitation, the Taxes imposed by Sections 11 and 55 of the Code), and any interest, additions to Tax or penalties applicable or related to such Tax.

“GCI” has the meaning set forth in the recitals hereof.

“Independent Accountant” has the meaning set forth in Section 7.03(d) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LBRD” has the meaning set forth in the preamble hereof.

“Merger” has the meaning set forth in the recitals hereof.

“Merger Agreement” has the meaning set forth in the recitals hereof.

“Merger LLC” has the meaning set forth in the recitals hereof.

“Merger Sub” has the meaning set forth in the recitals hereof.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the U.S. federal (and applicable state and local) income Tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Non-Stepped Up Tax Liability” for any Covered Taxable Year means the hypothetical liability for Covered Taxes of the SpinCo Group for such Covered Taxable Year using, except to the extent described below, the same methods, elections, conventions and similar practices used on the SpinCo Group’s actual Tax Returns but computed using the Non-Stepped Up Tax Basis for the Covered Taxable Year. Non-Stepped Up Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item or attribute (or portion thereof) that is available for use because of any Basis Adjustment.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture, or other entity.

“Preferred Buyers” has the meaning set forth in the recitals hereof.

“Preferred Stock Sale” has the meaning set forth in the recitals hereof.

“Proposed Early Termination Payment” has the meaning set forth in Section 5.02 of this Agreement.

“Recapitalization” has the meaning set forth in the recitals hereof.

“Recapitalized SpinCo Common Stock” has the meaning set forth in the recitals hereof.

“Reconciliation Procedures” means those procedures set forth in Section 7.03 of this Agreement.

“Revised Schedule” has the meaning set forth in Section 2.01(b) of this Agreement.

“Section 336(e) Elections” means the elections (including protective elections) pursuant to Section 336(e) of the Code and the Treasury Regulations thereunder, and any comparable provisions of applicable state or local tax law, made by LBRD with respect to SpinCo and each Section 338(h)(10) Entity in respect of the Distribution.

“Section 338(h)(10) Elections” means the elections pursuant to Section 338(h)(10) of the Code and the Treasury Regulations thereunder, and any comparable provisions of applicable state or local tax law, jointly made by LBRD and SpinCo with respect to each Section 338(h)(10) Entity in respect of the Contribution.

“Section 338(h)(10) Entities” means GCI and each Subsidiary of GCI treated as a U.S. corporation for U.S. federal income tax purposes.

“Senior Executives” has the meaning set forth in Section 7.03(b) of this Agreement.

“Senior Obligations” has the meaning set forth in Section 6.01 of this Agreement.

“Separation and Distribution Agreement” has the meaning set forth in the recitals hereof.

“SOFR” means a rate per annum equal to the forward-looking secured overnight financing term rate as administered by the SOFR Administrator for a tenor of 3 months, as published by the SOFR Administrator as of the date the applicable payment is due and each 3-month anniversary thereof (each such date, a “SOFR Determination Date”) until such payment is made in accordance with the terms hereof; provided that, if such tenor has not been published by the SOFR Administrator on any such date, then SOFR will be determined based on the first preceding U.S. Government Securities Business Day for which the forward looking secured overnight financing term rate as administered by the SOFR Administrator for a tenor of 3 months is published by the SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than one month prior to the applicable SOFR Determination Date.

“SOFR Administrator” means the CME Group Benchmark Administration Limited (or a successor administrator selected by LBRD in good faith).

“SpinCo” has the meaning set forth in the preamble hereof.

“SpinCo Assets” has the meaning given to such term in the Separation and Distribution Agreement.

“SpinCo Contributed Businesses” has the meaning given to the term “SpinCo Businesses” in the Separation and Distribution Agreement.

“SpinCo GCI Group Common Stock” means the SpinCo Series A GCI Group Common Stock, the SpinCo Series B GCI Group Common Stock, and the SpinCo Series C GCI Group Common Stock.

“SpinCo Group” has the meaning set forth in the recitals hereof.

“SpinCo Liabilities” has the meaning given to such term in the Separation and Distribution Agreement.

“SpinCo Non-Voting Preferred Stock” means the 12% Series A Cumulative Redeemable Non-Voting Preferred Stock, par value $0.01 per share, of SpinCo.

“SpinCo Payment” has the meaning set forth in Section 6.01 of this Agreement.

“SpinCo Series A GCI Group Common Stock” means SpinCo’s Series A GCI Group common stock, par value $0.01 per share.

“SpinCo Series B GCI Group Common Stock” means SpinCo’s Series B GCI Group common stock, par value $0.01 per share.

“SpinCo Series C GCI Group Common Stock” means SpinCo’s Series C GCI Group common stock, par value $0.01 per share.

“SpinCo Ventures Group Common Stock” means SpinCo’s Series A Ventures Group common stock, par value $0.01 per share, Series B Ventures Group common stock, par value $0.01 per share, and Series C Ventures Group common stock, par value $0.01 per share.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation, partnership, or limited liability company) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority voting interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Tax” or “Taxes” means any and all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other like governmental assessments or charges, and, without limiting the generality of the foregoing, shall include income, gross receipts, net worth, property, sales, use, license, excise, franchise, capital stock, employment, payroll, unemployment insurance, social security, Medicare, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer taxes, together with any related interest, penalties and additions imposed by any Tax Authority.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit Payment” has the meaning set forth in Section 3.01(b) of this Agreement.

“Tax Return” means any return or report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable tax law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Schedule” has the meaning set forth in Section 2.01(a) of this Agreement.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed).

“Total Realized Tax Benefit” for any Covered Taxable Year means the excess, if any, of the Non-Stepped Up Tax Liability for such Covered Taxable Year over the actual liability for Covered Taxes of the SpinCo Group for such Covered Taxable Year. If all or a portion of the actual liability for such Taxes for the Covered Taxable Year arises as a result of an audit by a Tax Authority, such actual liability and the corresponding Non-Stepped Up Tax Liability shall not be included in determining the Total Realized Tax Benefit unless and until there has been a Determination with respect to such actual liability.

“Transactions” has the meaning set forth in the recitals hereof.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period (or portion thereof).

“TSA” has the meaning set forth in the recitals hereof.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

ARTICLE II

Determination of Realized Tax Benefit

Section 2.01.         (a) Tax Schedule. Within one hundred and twenty (120) calendar days after the due date (including extensions) for the U.S. federal income tax return of the SpinCo Group for any Covered Taxable Year in which the Excess Realized Tax Benefit exceeds zero dollars ($0), SpinCo shall provide to LBRD a schedule (the “Tax Schedule”) showing the computation of the Excess Realized Tax Benefit and the Tax Benefit Payment (if any) for such Covered Taxable Year, together with work papers providing reasonable detail regarding the computation of such items. SpinCo shall allow LBRD reasonable access to the appropriate representatives at the SpinCo Group and the Accounting Firm in connection with its review of the Tax Schedule and work papers. Subject to the other provisions of this Agreement, the items reflected on a Tax Schedule shall become final thirty (30) calendar days after delivery of such Tax Schedule to LBRD unless LBRD, during such thirty (30) calendar day period, provides SpinCo with written notice of a material objection thereto made in good faith; provided that such notice shall state any objections, including supporting calculations, and LBRD shall allow SpinCo reasonable access to the appropriate representatives at LBRD, its Subsidiaries and the accounting firm (if any) that assisted in the preparation of the calculations provided by LBRD, in connection with SpinCo’s review of such calculations. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within fifteen (15) calendar days, SpinCo and LBRD shall employ the Reconciliation Procedures.

(b) Revised Schedule. Notwithstanding that the Excess Realized Tax Benefit and the Tax Benefit Payment for a Covered Taxable Year may have become final under Section 2.01(a), such items shall be revised to the extent necessary to reflect (i) a Determination, (ii) inaccuracies in the original computation as a result of factual information that was not previously taken into account, (iii) a change attributable to a carryback or carryforward of a loss or other Tax item, (iv) a change attributable to an amended Tax Return filed for such Covered Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Tax Authority attributable to any Basis Adjustment shall not be taken into account under this Section 2.01(b) unless and until there has been a Determination with respect to such change) or (v) to comply with the resolution of the Dispute (or any portion thereof) under the Reconciliation Procedures. The parties shall cooperate in connection with any proposed revision to the Excess Realized Tax Benefit and the Tax Benefit Payment for a Covered Taxable Year. The party proposing a change to such an item shall provide the other party a schedule (a “Revised Schedule”) showing the computation and explanation of such revision, together with work papers providing reasonable detail regarding the computation of such items. Subject to the other provisions of this Agreement, such revised Excess Realized Tax Benefit and revised Tax Benefit Payment shall become final thirty (30) calendar days after delivery of such Revised Schedule unless the other party, during such thirty (30) calendar day period, provides written notice of a material objection thereto made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within fifteen (15) calendar days, SpinCo and LBRD shall employ the Reconciliation Procedures.

(c) Applicable Principles. It is the intention of the parties for SpinCo to pay LBRD the benefit of any cash tax savings resulting from or attributable to any Basis Adjustment made as a result of the Section 338(h)(10) Elections and/or the Section 336(e) Elections (including any additional tax basis arising from amounts paid pursuant to this Agreement) to the extent such Basis Adjustment exceeds the Basis Adjustment that would have resulted had the total cash taxes payable by LBRD, SpinCo or any of their respective Subsidiaries with respect to the Transactions and for which LBRD, any of its Subsidiaries, or their successors are liable, including pursuant to the TSA, equaled $420,000,000, and this Agreement shall be interpreted in accordance with such intention. Such amount shall be determined using a “with and without” methodology. Carryovers or carrybacks of any tax item shall be considered to be subject to the rules of the Code (or any successor U.S. federal income tax statute) and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.

ARTICLE III

Tax Benefit Payments

Section 3.01.         Payments. (a) Within three (3) Business Days of the Tax Schedule for any Covered Taxable Year becoming final under Section 2.01(a), SpinCo shall pay to LBRD an amount equal to the Tax Benefit Payment (determined in accordance with Section 3.01(b)). Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account of LBRD previously designated by LBRD to SpinCo.

(b) A “Tax Benefit Payment” shall mean an amount, not less than zero, equal to, with respect to any Covered Taxable Year, the amount of Excess Realized Tax Benefit, if any, for such Covered Taxable Year;

increased by:

(1)            any increase in the Excess Realized Tax Benefit for any prior Covered Taxable Year that has become final under Section 2.01(b) prior to the time the applicable Tax Benefit Payment is due; plus

(2)            interest on the Excess Realized Tax Benefit calculated at the Agreed Rate, computed based on actual days elapsed and a 360 day year, from the due date (without extensions) for filing the U.S. federal income tax return of SpinCo for such Taxable Year until the date of payment by SpinCo to LBRD under this Section 3.01;

and decreased, but without duplication of amounts reimbursed pursuant to Section 3.02, by:

(3)            any decrease in the Excess Realized Tax Benefit for any prior Covered Taxable Year that has not been reimbursed pursuant to Section 3.02, and that has become final under Section 2.01(b) prior to the time the applicable Tax Benefit Payment is due;

provided, however, that the amounts described in Section 3.01(b)(1) and (3) shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent that such amounts were taken into account in determining any Tax Benefit Payment in a preceding Covered Taxable Year.

Section 3.02.         Reimbursement and Indemnification. To the extent that there is a Determination that reduces the Excess Realized Tax Benefit taken into account in computing a prior Tax Benefit Payment, LBRD shall promptly (i) reimburse SpinCo for the portion of such prior payment attributable to such reduction and (ii) without duplication, indemnify SpinCo and hold it harmless with respect to the Allocable Percentage of any interest or penalties and any other losses in respect of the disallowance of such deductions (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related Tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent LBRD is permitted to control such contest). LBRD’s obligations pursuant to this Section 3.02 shall survive the termination of this Agreement.

Section 3.03.         Tax Treatment of Payments. For U.S. federal income tax purposes and all other applicable Tax purposes and except as otherwise required by a Determination, the parties hereto shall treat any payment made pursuant to this Section 3 in accordance with Section 4.3 of the TSA.

Section 3.04.         No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.

ARTICLE IV

Section 4.01.         Change Notices. If SpinCo or any of its Subsidiaries receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from any Tax Authority with respect to the Tax treatment of the Transactions or the Section 338(h)(10) Elections or Section 336(e) Elections (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Excess Realized Tax Benefit with respect to a Taxable Year preceding the taxable year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments that SpinCo will be required to pay to LBRD with respect to Taxable Years after and including the taxable year in which the Change Notice is received, and which, if determined adversely to the recipient of the Change Notice or after the lapse of time would be grounds for reimbursement by LBRD under Section 3.02, prompt written notice shall be given to LBRD; provided, however, that failure to give such notification shall not affect the reimbursement provided under this Agreement except to the extent the reimbursing party shall have been actually prejudiced as a result of such failure.

ARTICLE V

Termination

Section 5.01.         Early Termination of Agreement. (a) SpinCo may terminate this Agreement by SpinCo paying to LBRD an agreed value of payments remaining to be made under this Agreement (the “Early Termination Payment”) as of the date of the Early Termination Notice (as defined below), subject to such other terms as are agreed between SpinCo and LBRD at the time of the Early Termination Payment. Upon payment of the Early Termination Payment by SpinCo, SpinCo shall have no further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by SpinCo and LBRD as due and payable but unpaid as of the Early Termination Notice and (b) any Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (a) or (b) is included in the Early Termination Payment), and LBRD shall have no reimbursement or other repayment obligation to SpinCo.

(b) This Agreement shall terminate automatically if either (i) there is a Determination regarding the Basis Adjustment that results in no Aggregate Excess Basis Adjustment Amount, or (ii) upon the expiration of the applicable statutes of limitation (assuming a six-year limitations period, unless such limitations period is actually extended in connection with an audit or similar proceeding) with respect to the Taxable Year of SpinCo that includes the Contribution and Distribution, there is no Aggregate Excess Basis Adjustment Amount. If SpinCo determines that either of the events described in this Section 5.01(b) has occurred, it shall promptly notify LBRD.

Section 5.02.         Early Termination Notice. If SpinCo chooses to request early termination under Section 5.01(a), above, SpinCo shall deliver to LBRD a notice (the “Early Termination Notice”) specifying SpinCo’s intention to request early termination and showing in reasonable detail its calculation of the Early Termination Payment (the “Proposed Early Termination Payment”). At the time SpinCo delivers the Early Termination Notice to LBRD, SpinCo shall (a) deliver to LBRD schedules and work papers providing reasonable detail regarding the calculation of the Proposed Early Termination Payment and (b) allow LBRD reasonable access to the appropriate representatives at SpinCo and its Subsidiaries in connection with its review of such calculation. Within thirty (30) days after receiving such calculation, LBRD shall notify SpinCo whether it agrees to or objects to the Proposed Early Termination Payment. The Proposed Early Termination Payment shall only become final and binding on the parties if LBRD agrees in writing to the value of the Proposed Early Termination Payment within such thirty (30)-day period (or such shorter period as may be mutually agreed in writing by the parties). If the parties cannot agree upon the value of the Early Termination Payment, this Agreement will remain in full force and effect. For the avoidance of doubt, SpinCo shall have no obligation to request early termination under Section 5.01(a).

Section 5.03.         Payment upon Early Termination. Within three (3) Business Days of an agreement between LBRD and SpinCo as to the value of the Early Termination Payment, SpinCo shall pay to LBRD an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by LBRD.

ARTICLE VI

Subordination and Late Payments

Section 6.01.        Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by SpinCo to LBRD under this Agreement (a “SpinCo Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any debt of SpinCo (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of SpinCo that are not Senior Obligations.

Section 6.02.         Late Payments by SpinCo. The amount of all or any portion of a SpinCo Payment not made to LBRD when due under the terms of this Agreement shall be payable together with any interest thereon (which interest shall be computed at the Agreed Rate based on actual days elapsed and a 360 day year, accruing from the date on which such SpinCo Payment was due and payable to, but excluding, the date of such late payment).

Section 6.03.         Benchmark Replacement. In the event that SOFR cannot be determined in the manner set forth in the definition thereof (as determined in good faith by LBRD (prior to consummation of the Combination, in consultation with Charter)), the parties hereto shall work together in good faith to promptly amend this Agreement to provide for a replacement to such benchmark rate in a manner consistent with then-prevailing market conventions.

ARTICLE VII

Consistency; Cooperation; Disagreements

Section 7.01.         LBRD Participation in SpinCo Group Tax Matters. Except as otherwise provided herein or in the TSA, SpinCo shall have full responsibility for, and sole discretion over, all Tax matters concerning SpinCo, GCI and their respective Subsidiaries, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, SpinCo shall notify LBRD of, and keep LBRD reasonably informed with respect to, the portion of any audit of SpinCo, GCI and their respective Subsidiaries, as applicable, by a Tax Authority the outcome of which is reasonably expected to affect LBRD’s rights under this Agreement. SpinCo shall provide to LBRD reasonable opportunity to provide information and other input to SpinCo and its advisors concerning the conduct of any such portion of such audits.

Section 7.02.         Cooperation. LBRD shall (and shall cause its affiliates to) (a) furnish to SpinCo in a timely manner such information, documents and other materials as SpinCo may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Tax Authority, (b) make appropriate representatives at LBRD and any law firms or accounting firms engaged by LBRD available to SpinCo and its representatives to provide explanations of documents and materials and such other information as SpinCo or its representative may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.

Section 7.03          Disagreements. (a) The parties agree to try, and to cause their Subsidiaries to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between LBRD and SpinCo as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the parties shall negotiate in good faith to resolve the Dispute.

(b) If good faith negotiations between the respective Tax departments of the parties do not result in a resolution of the Dispute, then upon written request of either party, the disputed matters shall be escalated to general counsels (or equivalent positions) of the parties or such other officers of the parties at a senior level of management as the parties may designate (the “Senior Executives”). The Senior Executives shall negotiate in good faith for a reasonable period of time to attempt to resolve the Dispute. All offers, promises, conduct and statements, whether oral or written, relating to trying to resolve the Dispute shall be treated as confidential and privileged information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the parties.

(c) Subject to Section 7.03(d):

(1)            If the Senior Executives are unable to resolve the Dispute within thirty (30) Business Days, or such other period of time as the Senior Executives may agree, then either party to the Dispute shall have the right to refer the Dispute to mediation by providing written notice to the other party, in which case the parties to the Dispute shall refer the Dispute to a mediator appointed pursuant to the mediation rules of the American Arbitration Association (unless the parties to the Dispute mutually agree to select an alternative set of mediation rules). The costs and expenses relating to the engagement of such mediator, including the mediator’s fees and expenses, shall be borne by SpinCo except as otherwise provided in the next sentence. Each party to the Dispute shall bear its own costs and expenses related to the mediation, including attorney’s fees, witness fees, and travel expenses, unless (i) the mediator adopts LBRD’s position, in which case SpinCo shall reimburse LBRD for any reasonable out-of-pocket costs and expenses related to such mediation, or (ii) the mediator adopts SpinCo’s position, in which case LBRD shall reimburse SpinCo for any reasonable out-of-pocket costs and expenses related to such mediation. The mediation shall take place in New York City unless the parties to the Dispute mutually agree to select an alternative forum.

(2)            If the parties to the Dispute are unable to resolve the Dispute through mediation within forty-five (45) Business Days of the appointment of the mediator (or the earlier withdrawal thereof), each party to such Dispute shall be entitled to seek relief in a court of competent jurisdiction pursuant to Section 8.04.

(d) Notwithstanding anything to the contrary in this Section 7.03, with respect to any Dispute under this Agreement involving computational matters (or, if a Dispute involves both computational and non-computational matters, the portion of the Dispute relating to computational matters, so long as such portion can reasonably be separated from the other matters in dispute), if the parties are unable to resolve the Dispute through the discussion and escalation processes set forth in Section 7.03(a) and (b), then, unless the parties mutually agree to select an alternative forum, the Dispute will be referred to a nationally recognized accounting firm that is mutually acceptable to the parties (the “Independent Accountant”) for resolution. The Independent Accountant may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Independent Accountant deems necessary to assist it in resolving the Dispute. The Independent Accountant shall be instructed to furnish written notice to the parties of its resolution of the Dispute as soon as practical, but in any event no later than forty-five (45) Business Days after its acceptance of the matter for resolution. Any such resolution by the Independent Accountant will be conclusive and binding on the parties. Following receipt of the Independent Accountant’s written notice to the parties of its resolution of the Dispute, the parties shall each take or cause to be taken any action necessary to implement such resolution of the Independent Accountant. The costs and expenses relating to the engagement of the Independent Accountant shall be borne by SpinCo, except as provided in the next sentence. Each party to the Dispute shall bear its own costs and expenses related to such resolution of the Dispute, including attorney’s fees, unless (i) the Independent Accountant adopts LBRD’s position, in which case SpinCo shall reimburse LBRD for any reasonable out-of-pocket costs and expenses related to such resolution of the Dispute, or (ii) the Independent Accountant adopts SpinCo’s position, in which case LBRD shall reimburse SpinCo for any reasonable out-of-pocket costs and expenses related to such resolution of the Dispute.

(e) Nothing in this Section 7.03 will prevent the parties from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the processes set forth above could result in serious and irreparable injury to the other parties. Notwithstanding anything to the contrary in this Agreement, LBRD and SpinCo (and their respective successors and permitted transferees and assigns) are the only entities entitled to commence a dispute resolution procedure under this Agreement, and LBRD, on the one hand, and SpinCo, on the other hand, will cause their respective Subsidiaries not to commence any dispute resolution procedure other than as provided in this Section 7.03.

ARTICLE VIII

General Provisions

Section 8.01.        Notices. All notices, requests, and other communications hereunder shall be in writing and shall be delivered in person, by electronic mail (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by electronic mail or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

(a) If to LBRD, to:

Liberty Broadband Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Attention: Chief Legal Officer

Email: [Separately Provided]

(b) If to SpinCo, to:

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, CO 80112

Attention: Chief Legal Officer

Email: [Separately Provided]

or to such other address as the party to whom notice is given may have previously furnished to the other parties in writing in the manner set forth above, provided that any such notice, request or other communication to LBRD or SpinCo not made by electronic mail shall be accompanied by a confirming copy sent by electronic mail.

Section 8.02.         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together constitute one Agreement.

Section 8.03.         Entire Agreement. This Agreement and the TSA (and, as and when executed, the Charter Joinder and the Charter TSA Joinder) together embody the entire understanding between the parties relating to their subject matter and supersede and terminate any prior agreements and understandings between the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility, obligation or liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants, or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement.

Section 8.04.         Governing Law; Jurisdiction. This Agreement and the legal relations between the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Except as otherwise provided in Section 7.03, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 8.01 and this Section 8.04, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 8.05.         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.06.         Predecessors and Successors; Assignment. (a) Any reference to LBRD, SpinCo, their respective Subsidiaries, or any other Person in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3, and including any “successor” as defined in Treasury Regulations Section 1.1502-77(b)(1)) of LBRD, SpinCo, such Subsidiary, or such Person, respectively.

(b)  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party (including as a result of the Combination), neither SpinCo nor LBRD may assign this Agreement to any person without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that nothing in this Section 8.06 shall prohibit Charter from (i) becoming a party to this Agreement pursuant to the Charter Joinder and (ii) being entitled to exercise and enforce all of the rights of LBRD, and being jointly and severally liable for the obligations and liabilities of LBRD, under this Agreement pursuant to the Charter Joinder; provided, further, that LBRD may pledge some or all of its rights, interests, or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness.

Section 8.07.         No Strict Construction; Interpretation. (a) LBRD and SpinCo each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b)  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “included,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used shall dictate otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other such thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

Section 8.08.         Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08.

Section 8.09.         Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

Section 8.10.         No Third Party Beneficiaries. Except as provided in Section 8.06, this Agreement is solely for the benefit of the parties and their respective Subsidiaries and is not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.11.         Withholding. SpinCo and LBRD shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as SpinCo or LBRD, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by SpinCo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to LBRD or SpinCo, as applicable.

Section 8.12.         Effective Date. This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.

Section 8.13.         Changes in Law. Any reference to a provision of the Code, Treasury Regulations, or any other tax law shall be deemed to refer to the relevant provisions of any successor statute, regulation, or law and shall refer to such provisions as in effect from time to time.

Section 8.14.         Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding such party.

* * * * * * * * *

[Signature page follows]

IN WITNESS WHEREOF, LBRD and SpinCo have duly executed this Agreement as of the date first written above.

LIBERTY BROADBAND CORPORATION

By:	/s/ Tim Lenneman
	Name:	Tim Lenneman
	Title:	Senior Vice President

GCI LIBERTY, INC.

By:	/s/ Ty Kearns
	Name:	Ty Kearns
	Title:	Senior Vice President

[Signature Page to the Tax Receivables Agreement]